UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 17, 2013

Date of report (Date of earliest event reported)

Integrated Device Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12695	94-2669985
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6024 Silver Creek Valley Road, San Jose, California 95138

(Address of principal executive offices) (Zip Code)

(408) 284-8200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On December 17, 2013, Integrated Device Technology, Inc. (the “Company”) announced that the Board of Directors of the Company (the “Board”) appointed Gregory L. Waters, age 53, to the positions of President, Chief Executive Officer and member of the Board effective January 6, 2014. Jeffrey S. McCreary, who served as the Company’s Interim Chief Executive Officer since August 2013, will remain a member of the Board.

Mr. Waters previously served as Senior Vice President and General Manager, Front-End Solutions at Skyworks Solutions, Inc. (“Skyworks”) from 2006 until 2012. Prior to 2006, he served in various positions at Skyworks since joining that company in 2003, including Executive Vice President beginning in 2005, Vice President and General Manager, Cellular Systems beginning in 2004 and Vice President, Linear Products beginning in 2003. From 2001 until 2003, Mr. Waters served as Senior Vice President of Strategy and Business Development at Agere Systems Inc. (“Agere”) and, beginning in 1998, held positions at Agere as Vice President of the Wireless Communications business and Vice President of the Broadband Communications business. Prior to working at Agere, Mr. Waters held a variety of senior management positions at Texas Instruments Inc., including Director of Network Access Products and Director of North American Sales. Mr. Waters holds a B.S. of Engineering from the University of Vermont and an M.S. in Computer Science from Northeastern University.

In connection with Mr. Waters’ appointment to the position of President and Chief Executive Officer, the Company and Mr. Waters entered into an offer letter on December 5, 2013 (the “Offer Letter”). Pursuant to the terms of the Offer Letter, Mr. Waters will receive an annual salary of $550,000 and will be eligible to receive an annual bonus pursuant to the Company’s Annual Incentive Plan targeted at 105% of his base earnings. The Company also agreed to grant Mr. Waters, subject to approval by the Board or the Compensation Committee of the Board (the “Compensation Committee”), an option to purchase up to 350,000 shares of the Company’s common stock, which will vest with respect to 25% of the total number of shares on the first anniversary of the commencement of Mr. Waters’ employment with the remaining shares vesting on a monthly basis over the subsequent three years, in each case assuming Mr. Waters continues to provide services to the Company.

Pursuant to the terms of the Offer Letter, the Company will grant Mr. Waters, subject to approval by the Board or the Compensation Committee, 100,000 restricted stock units, which will vest in four equal installments on each anniversary of the commencement of Mr. Waters’ employment, assuming Mr. Waters continues to provide services to the Company. Additionally, the Company will grant Mr. Waters, subject to approval by the Board or the Compensation Committee, 300,000 performance-based restricted stock units, which will vest in three annual tranches upon the achievement of performance goals to be established by the Board at the beginning of each of the three fiscal years.

In accordance with the terms of the Offer Letter, Mr. Waters will be entitled to enter into a change of control agreement (the “Change of Control Agreement”) with the Company, a form of which is attached to the Offer Letter. Under the Change of Control Agreement Mr. Waters is entitled to enter into with the Company, upon the involuntary termination of Mr. Waters’ employment with the Company without cause or his resignation for good reason, in each case, within the two-year period commencing on a change in control of the Company, Mr. Waters is entitled to receive (a) a lump sum cash payment equal to 24 months of his monthly base salary plus two times his target bonus opportunity, (b) eligibility for a pro rata bonus based on Company performance to be paid when other Company executives are paid bonuses, (c) 18 months of continuation health coverage at the Company’s expense, (d) 24 months of continued life insurance benefits at the Company’s expense, (e) up to $15,000 of outplacement services and (f) full vesting acceleration for all stock options and other equity awards outstanding at his termination of employment. Mr. Waters must execute a general release of claims against the Company in order to receive these severance payments and benefits.

The foregoing description of the Offer Letter and the Change in Control Agreement is qualified in its entirety by the full text of the Offer Letter and form of Change in Control Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

(e) The disclosure in Item 5.02(c) above relating to the Offer Letter is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On December 17, 2013, the Company issued a press release announcing the appointment of Gregory L. Waters as President, Chief Executive Officer and member of the Board, as set forth in Item 5.02 of this Current Report on Form 8-K. A copy of the press release is furnished with this Current Report on Form 8-K and attached hereto as Exhibit 99.1. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Offer Letter between Integrated Device Technology, Inc. and Greg Waters, entered into on December 5, 2013.

99.1	Press Release dated December 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2013	INTEGRATED DEVICE TECHNOLOGY, INC.

	By:	/s/ Brian C. White
Brian C. White
Vice President and Chief Financial Officer
(duly authorized officer)

Exhibit Index

Exhibit No.	Description

10.1	Offer Letter between Integrated Device Technology, Inc. and Greg Waters, entered into on December 5, 2013.

99.1	Press Release dated December 17, 2013.